Exhibit 99.1














                           ______________________,
                             as Master Servicer,


                  ______________________ LOAN TRUST 199_-_,
                                  as Issuer,


                                     and


                          _________________________,
                             as Indenture Trustee






                            ______________________

                             SERVICING AGREEMENT

                       Dated as of _____________, 199_

                            ______________________















                              TABLE OF CONTENTS

                                                             Page
                                                             ----

                                  ARTICLE I

                                 Definitions

     Section 1.01.  Definitions . . . . . . . . . . . . . . . . . . . . .   1


     Section 1.02.  Other Definitional Provisions . . . . . . . . . . . .   2
     Section 1.03.  Interest Calculations . . . . . . . . . . . . . . . .   2


                                  ARTICLE II

                        Representations and Warranties

     Section 2.01.  Representations and Warranties Regarding
                     the Master Servicer  . . . . . . . . . . . . . . . .   4
     Section 2.02.  Representations and Warranties of the
                     Indenture Trustee  . . . . . . . . . . . . . . . . .   5
     Section 2.03   Enforcement of Representations and
                     Warranties . . . . . . . . . . . . . . . . . . . . .   6

                                 ARTICLE III

                         Administration and Servicing
                              of Mortgage Loans

     Section 3.01.  The Master Servicer . . . . . . . . . . . . . . . . .   8
     Section 3.02.  Collection of Certain Mortgage Loan
                     Payments . . . . . . . . . . . . . . . . . . . . . .  10
     Section 3.03.  Withdrawals from the Collection Account . . . . . . .  13
     Section 3.04.  Maintenance of Hazard Insurance;
                     Property Protection Expenses . . . . . . . . . . . .  14
     Section 3.05.  Assumption and Modification Agreements;
                     Certain Assignments  . . . . . . . . . . . . . . . .  15
     Section 3.06.  Realization Upon Defaulted Mortgage
                     Loans  . . . . . . . . . . . . . . . . . . . . . . .  17
     Section 3.07.  Issuer and Indenture Trustee to
                     Cooperate  . . . . . . . . . . . . . . . . . . . . .  18
     Section 3.08.  Servicing Compensation; Payment of
                     Certain Expenses by Master Servicer  . . . . . . . .  20
     Section 3.09.  Annual Statement as to Compliance . . . . . . . . . .  20
     Section 3.10.  Annual Servicing Report . . . . . . . . . . . . . . .  21
     Section 3.11.  Access to Certain Documentation and
                     Information Regarding the Mortgage Loans . . . . . .  21
     Section 3.12.  Maintenance of Certain Servicing
                     Insurance Policies . . . . . . . . . . . . . . . . .  22


     Section 3.13.  Information Required by the Internal
                     Revenue Service Generally and Reports
                     of Foreclosures and Abandonments of
                     Mortgaged Property . . . . . . . . . . . . . . . . .  22
     (Section 3.14. Optional Repurchase of Defaulted
                     Mortgage Loans . . . . . . . . . . . . . . . . . .   22)


                                  ARTICLE IV

                            Servicing Certificate

     Section 4.01.  Statements to Holders . . . . . . . . . . . . . . . .  23


                                  ARTICLE V

                               Payment Account

     Section 5.01.  Payment Account . . . . . . . . . . . . . . . . . . .  26


                                  ARTICLE VI



                             The Master Servicer

     Section 6.01.  Liability of the Master Servicer  . . . . . . . . . .  27
     Section 6.02.  Merger or Consolidation of, or
                     Assumption of the Obligations of, the
                     Master Servicer  . . . . . . . . . . . . . . . . . .  27
     Section 6.03.  Limitation on Liability of the Master
                     Servicer and Others  . . . . . . . . . . . . . . . .  27
     Section 6.04.  Master Servicer Not to Resign . . . . . . . . . . . .  28
     Section 6.05.  Delegation of Duties  . . . . . . . . . . . . . . . .  29
     Section 6.06.  Master Servicer to Pay Indenture
                     Trustee's and Owner Trustee's Fees and
                     Expenses; Indemnification  . . . . . . . . . . . . .  29


                                 ARTICLE VII

                                   Default

     Section 7.01.  Events of Default . . . . . . . . . . . . . . . . . .  31
     Section 7.02.  Indenture Trustee to Act; Appointment of
                     Successor  . . . . . . . . . . . . . . . . . . . . .  34
     Section 7.03.  Notification to Holders . . . . . . . . . . . . . . .  36







                                 ARTICLE VIII

                           Miscellaneous Provisions

     Section 8.01.  Amendment . . . . . . . . . . . . . . . . . . . . . .  37
     Section 8.02.  Governing Law . . . . . . . . . . . . . . . . . . . .  37
     Section 8.03.  Notices . . . . . . . . . . . . . . . . . . . . . . .  37
     Section 8.04.  Severability of Provisions  . . . . . . . . . . . . .  37
     Section 8.05.  Third-Party Beneficiaries . . . . . . . . . . . . . .  38
     Section 8.06.  Counterparts  . . . . . . . . . . . . . . . . . . . .  38
     Section 8.07.  Effect of Headings and Table of
                     Contents . . . . . . . . . . . . . . . . . . . . . .  38
     Section 8.08.  Termination Upon Purchase by the Master
                     Servicer or Liquidation of All Mortgage
                     Loans  . . . . . . . . . . . . . . . . . . . . . . .  38
     Section 8.09.  Certain Matters Affecting the Indenture
                     Trustee. . . . . . . . . . . . . . . . . . . . . . .  39
     Section 8.10.  Limitation of Liability of Owner
                     Trustee  . . . . . . . . . . . . . . . . . . . . . .  39
     Section 8.11.  Authority of the Administrator  . . . . . . . . . . .  40


EXHIBIT A - MORTGAGE LOAN SCHEDULE  . . . . . . . . . . . . . . . . . . . A-1
EXHIBIT B - FORM OF REQUEST FOR RELEASE . . . . . . . . . . . . . . . . . B-1
EXHIBIT C - CERTIFICATE PURSUANT TO SECTION 3.05(c) . . . . . . . . . . . C-1
EXHIBIT D - POWER OF ATTORNEY . . . . . . . . . . . . . . . . . . . . . . D-1



     This Servicing Agreement, dated as of _____________, 199_, among ______________________, as Master Servicer (the "Master Servicer"),
______________________ Loan Trust 199_-_ (the "Issuer") and
_________________________, as Indenture Trustee (the "Indenture Trustee"),


                        W I T N E S S E T H  T H A T:


                       ----------------------------


          WHEREAS, the Issuer has been formed pursuant to an Amended and Restated Trust Agreement dated as of __________ 1, 199_ (the "Trust Agree-ment") between ______________________, as depositor (the "Depositor"), ________________________, and ______________________, as owner trustee (the
"Owner Trustee");

          WHEREAS, the Issuer will acquire the Initial Loans and the Retained Balances (and will acquire Additional Loans and Additional Balances);

          WHEREAS, pursuant to the terms of an Indenture dated as of _____________, 199_ (the "Indenture"), between the Issuer, as debtor, and
_________________________, as indenture trustee (the "Indenture Trustee"), the Issuer will issue the Home Equity Loan Asset-Backed Notes, Series 199_-_ (the "Notes"), consisting of the (Term) Notes (and the Variable Funding Notes) and secured by the Mortgage Loans;

          WHEREAS, the Issuer will also issue the Home Equity Loan Asset-Backed Certificates, Series 199_-_ (the "Certificates") representing undivided interests in the assets of the Issuer subject to the lien of the Indenture; and

          WHEREAS, pursuant to the terms of this Servicing Agreement, the Master Servicer will service the Mortgage Loans directly or through one or more Subservicers;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                                  ARTICLE I

                                 Definitions

     Section 1.01.  Definitions.  For all purposes of this Servicing
                    -----------
Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Definitions attached to the Indenture as Appendix A, which is incorporated by reference herein. All other capitalized terms used herein shall have the meanings specified herein.

     Section 1.02.  Other Definitional Provisions.  (a)  All terms defined
                    -----------------------------
in this Servicing Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

     (b) As used in this Servicing Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Servicing Agreement or in any such certificate or other document, and accounting terms partly defined in this Servicing Agreement or in any such certificate or other document, to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms in this Servicing Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained in this Servicing Agreement or in any such certificate or other document shall control.

     (c) The words "hereof," "herein," "hereunder" and words of similar import when used in this Servicing Agreement shall refer to this Servicing Agreement as a whole and not to any particular provision of this Servicing Agreement; Section and Exhibit references contained in this Servicing Agreement are references to Sections and Exhibits in or to this Servicing Agreement unless otherwise specified; and the term "including" shall mean "including without limitation".

     (d) The definitions contained in this Servicing Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.

     (e) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

     Section 1.03.  Interest Calculations.  All calculations of interest
                    ---------------------
hereunder that are made in respect of the Asset Balance of a Mortgage Loan shall be made on (a daily basis using a 365-day year). All calculations of interest on the Securities shall be made on the basis of (the actual number of days in an Interest Period and a year assumed to consist of 360 days).
The calculation of the Servicing Fee shall be made on the basis of (a 360-day year consisting of twelve 30-day months). All dollar amounts calculated hereunder shall be rounded to the nearest penny with one-half of one penny being rounded down.

                                  ARTICLE II

                        Representations and Warranties

     Section 2.01.  Representations and Warranties Regarding the Master
                    ---------------------------------------------------
Servicer.  The Master Servicer represents and warrants to the Issuer and the
- --------
Indenture Trustee and for the benefit of the Securityholders, as of the Cut-Off Date, _____________, 199_, the Closing Date (and any Deposit Date), that:

          (i)  The Master Servicer is a corporation duly organized,
validly existing and in good standing under the laws of the State of (Delaware) and has the corporate power to own its assets and to transact the
business in  which it  is currently  engaged.   The Master  Servicer is  duly
qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure to so qualify would have a material adverse effect on the business, properties, assets, or condition (financial or other) of the Master Servicer;

         (ii) The Master Servicer has the power and authority to make, execute, deliver and perform this Servicing Agreement and all of the transactions contemplated under this Servicing Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Servicing Agreement. When executed and delivered, this Servicing Agreement will constitute the legal, valid and binding obligation of the Master Servicer enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by the availability of equitable remedies;

        (iii) The Master Servicer is not required to obtain the consent of any other Person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Servicing Agreement, except for such consent, license, approval or authorization, or registration or declaration, as shall have been obtained or filed, as the case may be;

         (iv) The execution and delivery of this Servicing Agreement and the performance of the transactions contemplated hereby by the Master Servicer will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Master Servicer or any provision of the Certificate of Incorporation or Bylaws of the Master Servicer, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Master Servicer is a party or by which the Master Servicer may be bound;

          (v) No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending, or to the knowledge of the Master Servicer threatened, against the Master Servicer or any of its properties or with respect to this Servicing Agreement or the Notes or the Certificates which in the opinion of the Master Servicer has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Servicing Agreement; and

         (vi) The Master Servicer is not in default with respect to any order or decree of any court or any order, regulation or demand or any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Master Servicer or its properties or might have consequences that would materially adversely affect its performance hereunder.

     The foregoing representations and warranties shall survive any termination of the Master Servicer hereunder.

     Section 2.02.  Representations and Warranties of the Indenture Trustee.
                    -------------------------------------------------------
The Indenture Trustee hereby represents and warrants to the Master Servicer and the Issuer for the benefit of the Securityholders, as of the Cut-Off Date, _____________, 199_, the Closing Date (and any Deposit Date), that:

          (i) The Indenture Trustee is a ________________ in good standing under the laws of ______________________;

         (ii) The Indenture Trustee has full power, authority and legal right to execute and deliver this Servicing Agreement and to perform its obligations under this Servicing Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Servicing Agreement; and

        (iii) The execution and delivery by the Indenture Trustee of this Servicing Agreement and the performance by the Indenture Trustee of its obligations under this Servicing Agreement will not violate any provision of any law or regulation governing the Indenture Trustee or any order, writ, judgment or decree of any court, arbitrator or governmental authority or agency applicable to the Indenture Trustee or any of its assets. Such execu-tion, delivery, authentication and performance will not require the authori-zation, consent or approval of, the giving of notice to, the filing or regis-tration with, or the taking of any other action with respect to, any govern-mental authority or agency regulating the activities of national banking associations. Such execution, delivery, authentication and performance will not conflict with, or result in a breach or violation of, any material indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Indenture Trustee is bound.

     Section 2.03  Enforcement of Representations and Warranties.  The Master
                   ---------------------------------------------
Servicer, on behalf of and subject to the direction of the Indenture Trustee (or the Credit Enhancer), shall enforce the representations and warranties of the Seller pursuant to the Mortgage Loan Purchase Agreement. Upon the discovery by the Seller, the Master Servicer, the Indenture Trustee, (the Credit Enhancer), the Issuer or any Custodian of a breach of any of the representations and warranties made in the Mortgage Loan Purchase Agreement, in respect of any Mortgage Loan which materially and adversely affects the interests of the Holders (or the Credit Enhancer), the party discovering such breach shall give prompt written notice to the other parties (any Custodian being so obligated under a Custodial Agreement). The Master Servicer shall promptly notify the Seller of such breach and request that, pursuant to the terms of the Mortgage Loan Purchase Agreement, the Seller either (i) cure such breach in all material respects within __ days from the date the Seller was notified of such breach or (ii) purchase such Mortgage Loan from the Issuer at the price and in the manner set forth in Section 4 of the Mortgage Loan Purchase Agreement; provided that the Seller shall, subject to the
                         --------
conditions set forth in the Mortgage Loan Purchase Agreement, have the option to substitute an Eligible Substitute Mortgage Loan or Loans for such Mortgage Loan. In the event that the Seller elects to substitute one or more Eligible Substitute Mortgage Loans pursuant to Section 4 of the Mortgage Loan Purchase Agreement, the Seller shall deliver to the Indenture Trustee for the benefit of the Issuer and the Holders with respect to such Eligible Substitute Mortgage Loans, the original Mortgage Note, the Mortgage, and such other documents and agreements as are required by the Mortgage Loan Purchase Agreement. No substitution will be made in any calendar month after the Determination Date for such month. Payments due with respect to Eligible Substitute Mortgage Loans in the month of substitution shall not be transferred to the Issuer and will be retained by the Master Servicer and remitted by the Master Servicer to the Seller on the next succeeding Payment Date provided a payment has been received by the Issuer for such month in respect of the Mortgage Loan to be removed. The Master Servicer shall amend or cause to be amended the Mortgage Loan Schedule to reflect the removal of such Mortgage Loan and the substitution of the Eligible Substitute Mortgage Loans and the Master Servicer shall promptly deliver the amended Mortgage Loan Schedule to the Owner Trustee and Indenture Trustee.

     It is understood and agreed that the obligation of the Seller to cure such breach or purchase or substitute for such Mortgage Loan as to which such a breach has occurred and is continuing shall constitute the sole remedy respecting such breach available to the Issuer and Indenture Trustee against the Seller. In connection with the purchase of or substitution for any such Mortgage Loan by the Seller, the Issuer and the Indenture Trustee shall assign to the Seller all of the right, title and interest in respect of the Mortgage Loan Purchase Agreement applicable to such Mortgage Loan. Upon receipt of the Repurchase Price, or upon completion of such substitution, the applicable Custodian shall deliver the Mortgage Files to the Master Servicer, together with all relevant endorsements and assignments.

                                 ARTICLE III

                         Administration and Servicing
                              of Mortgage Loans

     Section 3.01.  The Master Servicer.  (a)  The Master Servicer shall
                    -------------------
service and administer the Mortgage Loans in accordance with customary and prudent servicing procedures for residential mortgage loans and shall have full power and authority, acting alone or through a subservicer, to do any and all things in connection with such servicing and administration which it may deem necessary or desirable, it being understood, however, that the Master Servicer shall at all times remain responsible to the Issuer, the Indenture Trustee and the Holders for the performance of its duties and obligations hereunder in accordance with the terms hereof. Without limiting the generality of the foregoing, the Master Servicer shall continue, and is hereby authorized and empowered by the Issuer and the Indenture Trustee, to execute and deliver, on behalf of itself, the Issuer, the Holders and the Indenture Trustee or any of them, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments with respect to the Mortgage Loans and with respect to the Mortgaged Properties. The Issuer, the Owner Trustee, the Indenture Trustee and the Custodian, as applicable, shall furnish the Master Servicer with any powers of attorney and other documents necessary or appropriate to enable the Master Servicer to carry out its servicing and administrative duties hereunder. On the Closing Date, the Issuer shall deliver to the Master Servicer a power of attorney substantially in the form of Exhibit D hereto. The Master Servicer shall use its best reasonable efforts to avoid any delays in performance of its obligations as a result of the recordation of the assignments of the Mortgages in favor of both the Indenture Trustee and the Owner Trustee (as opposed to a single assignee); however, it is understood that the Master Servicer will not be in breach of its obligations solely as a result of such delays and solely in connection with the recordation of assignments, releases or other instruments required to be recorded or the obtaining of any necessary signatures from the Issuer or the Indenture Trustee.

     (If the Mortgage relating to a Mortgage Loan did not have a lien senior on the related Mortgaged Property as of the Cut-Off Date, then the Master Servicer, in such capacity, may not consent to the placing of a lien senior to that of the Mortgage on the related Mortgaged Property. If the Mortgage relating to a Mortgage Loan had a lien senior to the Mortgage Loan on the related Mortgaged Property as of the Cut-Off Date, then the Master Servicer, in such capacity, may consent to the refinancing of such senior lien; provided that (i) the resulting Combined Loan-to-Value Ratio of such Mortgage
- --------
Loan is no higher than the Combined Loan-to-Value Ratio prior to such refinancing and (ii) the interest rate for the loan evidencing the refinanced senior lien on the date of such refinancing is no higher than the interest rate on the loan evidencing the existing senior lien immediately prior to the date of such refinancing.

     In connection with servicing the Mortgage Loans, the Master Servicer may take reasonable actions to encourage or effect the termination of Loan Agreements that have become dormant.)

     The relationship of the Master Servicer (and of any successor to the Master Servicer as servicer under this Servicing Agreement) to the Issuer and the Indenture Trustee under this Servicing Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

     ((b) The Master Servicer has entered into Subservicing Agreements with the Initial Subservicers for the servicing and administration of the Mortgage Loans and may enter into additional Subservicing Agreements with Subservicers for the servicing and administration of certain of the Mortgage Loans. References in this Servicing Agreement to actions taken or to be taken by the Master Servicer in servicing the Mortgage Loans include actions taken or to be taken by a Subservicer on behalf of the Master Servicer and any amount received by such Subservicer in respect of a Mortgage Loan shall be deemed to have been received by the Master Servicer whether or not actually received by the Master Servicer. Each Subservicing Agreement will be upon such terms and conditions as are not inconsistent with this Servicing Agreement and as the Master Servicer and the Subservicer have agreed. With the approval of the Master Servicer, a Subservicer may delegate its servicing obligations to third-party servicers, but such Subservicers will remain obligated under the related Subservicing Agreement. The Master Servicer and the Subservicer may enter into amendments to the related Subservicing Agreements; provided,
                                                              --------
however, that any such amendments shall be consistent with and not violate
- -------
the provisions of this Servicing Agreement. The Master Servicer shall be entitled to terminate any Subservicing Agreement in accordance with the terms and conditions thereof and without any limitation by virtue of this Servicing Agreement; provided, however, that in the event of termination of any Sub
           --------  -------
servicing Agreement by the Master Servicer or the Subservicer, the Master Servicer shall either act as servicer of the related Mortgage Loan or enter into a Subservicing Agreement with a successor Subservicer which will be bound by the terms of the related Subservicing Agreement. The Master Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Master Servicer and nothing contained in this Servicing Agreement shall be deemed to limit or modify such indemnification.

     In the event that the rights, duties and obligations of the Master Servicer are terminated hereunder, any successor to the Master Servicer in its sole discretion may, to the extent permitted by applicable law, terminate the existing Subservicing Agreement with any Subservicer in accordance with the terms of the applicable Subservicing Agreement or assume the terminated Master Servicer's rights and obligations under such subservicing arrangements which termination or assumption will not violate the terms of such arrangements.

     As part of its servicing activities hereunder, the Master Servicer, for the benefit of the Issuer and Indenture Trustee, shall use its best reasonable efforts to enforce the obligations of each Subservicer under the related Subservicing Agreement, to the extent that the non-performance of any such obligation would have material and adverse effect on a Mortgage Loan. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loan or (ii) from a specific recovery of costs, expenses or attorneys fees against the party against whom such enforcement is directed.)

     Section 3.02.  Collection of Certain Mortgage Loan Payments. (a)  The
                    --------------------------------------------
Master Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Servicing Agreement (and generally consistent with the Program Guide), follow such collection procedures as shall be customary and prudent for residential mortgage loans. Consistent with the foregoing, and without limiting the generality of the foregoing, the Master Servicer may in its discretion (i) waive any late payment charge, penalty interest or any assumption fees or other fees which may be collected in the ordinary course of servicing such Mortgage Loan and
(ii) arrange with a Mortgagor a schedule for the payment of principal and interest due and unpaid; provided such arrangement is consistent with the
                         --------
Master Servicer's policies with respect to residential mortgage loans; provided, further, that notwithstanding such arrangement such Mortgage Loans
- --------  -------
will be included in the information regarding delinquent Mortgage Loans set forth in the Servicing Certificate. The Master Servicer may also extend the Due Date for payment due on a Mortgage Loan in accordance with the Program Guide, provided, however, that the Master Servicer shall first determine that
       --------  -------
any such waiver or extension will not adversely affect the lien of the related Mortgage. Consistent with the terms of this Servicing Agreement, the Master Servicer may also waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Master Servicer's determination such waiver, modification, postponement or indulgence is not adverse to the interest of the Holders or the Credit Enhancer, provided, however, that the Master Servicer may not modify or
          --------  -------
permit any Subservicer to modify any Mortgage Loan (including without limitation any modification that would change the Loan Rate, forgive the payment of any principal or interest (unless in connection with the liquidation of the related Mortgage Loan) or extend the final maturity date of such Mortgage Loan) unless such Mortgage Loan is in default or, in the judgment of the Master Servicer, such default is reasonably foreseeable.

     (b) The Master Servicer shall establish an account (the "Collection Account") in which the Master Servicer shall deposit or cause to be deposited any amounts representing payments on and any collections in respect of the Mortgage Loans received by it subsequent to the Cut-Off Date as to any Initial Loan (or the related Deposit Date as to any Additional Loan) (other than in respect of the payments referred to in the following paragraph) within one Business Day following receipt thereof (or otherwise on or prior to the Closing Date), including the following payments and collections received or made by it (without duplication):

          (i) all payments of principal of or interest on the Mortgage Loans received by the Master Servicer from the respective Subservicer, net of any portion of the interest thereof retained by the Subservicer as Subservicing Fees;

         (ii) the aggregate Repurchase Price of the Mortgage Loans purchased by the Master Servicer pursuant to Section 3.14;

        (iii)  Net Liquidation Proceeds net of any related Foreclosure
Profit;

         (iv) all proceeds of any Mortgage Loans repurchased by the Seller pursuant to the Mortgage Loan Purchase Agreement;

          (v) insurance proceeds, other than Net Liquidation Proceeds, resulting from any insurance policy maintained on a Mortgaged Property; and

         (vi) amounts required to be paid by the Master Servicer pursuant to Section 8.08.

provided, however, that with respect to each Collection Period, the Master
- --------  -------
Servicer shall be permitted to retain from payments in respect of interest on the Mortgage Loans, the Master Servicing Fee for such Collection Period. The foregoing requirements respecting deposits to the Collection Account are exclusive, it being understood that, without limiting the generality of the foregoing, the Master Servicer need not deposit in the Collection Account amounts representing Foreclosure Profits, fees (including annual fees) or late charge penalties or assumption fees, payable by Mortgagors, or amounts received by the Master Servicer for the accounts of Mortgagors for application towards the payment of taxes, insurance premiums, assessments and similar items. In the event any amount not required to be deposited in the Collection Account is so deposited, the Master Servicer may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding. The Collection Account may contain funds that belong to one or more trust funds created for the notes or certificates of other series and may contain other funds respecting payments on mortgage loans belonging to the Master Servicer or serviced or master serviced by it on behalf of others. Notwithstanding such commingling of funds, the Master Servicer shall keep records that accurately reflect the funds on deposit in the Collection Account that have been identified by it as being attributable to the Mortgage Loans and shall hold all collections in the Collection Account to the extent they represent collections on the Mortgage Loans for the benefit of the Issuer, the Indenture Trustee (and the Credit Enhancer), as their interests may appear. (The Master Servicer shall remit all Foreclo-sure Profits to itself as additional servicing compensation.)

     The Master Servicer may cause the institution maintaining the Collection Account to invest any funds in the Collection Account in Eligible Investments (including obligations of the Master Servicer or any of its Affiliates, if such obligations otherwise qualify as Eligible Investments), which shall mature not later than the Business Day next preceding the Payment Date and shall not be sold or disposed of prior to its maturity. Except as provided above, all income and gain realized from any such investment shall be for the benefit of the Master Servicer and shall be subject to its withdrawal or order from time to time. The amount of any losses incurred in respect of the principal amount of any such investments shall be deposited in the Collection Account by the Master Servicer out of its own funds immediately as realized.

     (c) The Master Servicer will require each Subservicer to hold all funds constituting collections on the Mortgage Loans, pending remittance thereof to the Master Servicer, in one or more accounts meeting the requirements of an Eligible Account, and invested in Eligible Investments, unless, all such collections are remitted on a daily basis to the Master Servicer for deposit into the Collection Account.

     Section 3.03.  Withdrawals from the Collection Account.  The Master
                    ---------------------------------------
Servicer shall, from time to time as provided herein, make withdrawals from the Collection Account of amounts on deposit therein pursuant to Section 3.02 that are attributable to the Mortgage Loans for the following purposes:

          (i) to deposit in the Payment Account, on the Business Day prior to each Payment Date, an amount equal to the Security Collections required to be distributed on such Payment Date;

         ((ii) prior to either an Amortization Event or the Collection Period preceding the Accelerated Amortization Date, to pay to the Seller, the amount of any Additional Balances as and when created during the related Collection Period, provided, that the aggregate amount so paid to the Seller in respect of Additional Balances at any time during any Collection Period shall not exceed the amount of Principal Collections theretofore received for such Collection Period;)

        (iii) to the extent deposited to the Collection Account, to reimburse itself or the related Subservicer for previously unreimbursed expenses incurred in maintaining individual insurance policies pursuant to
Section 3.04, or Liquidation Expenses, paid pursuant to Section 3.06 or otherwise reimbursable pursuant to the terms of this Servicing Agreement (to the extent not payable pursuant to Section 3.08), such withdrawal right being limited to amounts received on particular Mortgage Loans (other than any Repurchase Price in respect thereof) which represent late recoveries of the payments for which such advances were made, or from related Liquidation Proceeds or the proceeds of the purchase of such Mortgage Loan;

         (iv) to pay to itself out of each payment received on account of interest on a Mortgage Loan as contemplated by Section 3.08, an amount equal to the related Master Servicing Fee (to the extent not retained pursuant to Section 3.02), and to pay to any Subservicer any Subservicing Fees not previously withheld by the Subservicer;

          (v) to the extent deposited in the Collection Account to pay to itself as additional servicing compensation any interest or investment income earned on funds deposited in the Collection Account and Payment Account that it is entitled to withdraw pursuant to Sections 3.02(b) and 5.01;

         (vi) to the extent deposited in the Collection Account, to pay to itself as additional servicing compensation any Foreclosure Profits;

        (vii) to pay to itself or the Seller, with respect to any Mortgage Loan or property acquired in respect thereof that has been purchased or otherwise transferred to the Seller, the Master Servicer or other entity, all amounts received thereon and not required to be distributed to Holders as of the date on which the related Purchase Price or Repurchase Price is determined;

       (viii) to withdraw any other amount deposited in the Collection Account that was not required to be deposited therein pursuant to Section 3.02;

         ((ix) to pay to the Seller the amount, if any, deposited in the Collection Account by the Indenture Trustee upon release thereof from the Funding Account representing payments for Additional Loans; and

          (x) after the occurrence of an Amortization Event, to pay to the Seller, the Excluded Amount.)

Since, in connection with withdrawals pursuant to clauses (iii), (iv), (vi) and (vii), the Master Servicer's entitlement thereto is limited to collections or other recoveries on the related Mortgage Loan, the Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account pursuant to such clauses. Notwithstanding any other provision of this Servicing Agreement, the Master Servicer shall be entitled to reimburse itself for any previously unreimbursed expenses incurred pursuant to Section 3.06 or otherwise reimbursable pursuant to the terms of this Servicing Agreement that the Master Servicer determines to be otherwise nonrecoverable (except with respect to any Mortgage Loan as to which the Repurchase Price has been paid), by withdrawal from the Collection Account of amounts on deposit therein attributable to the Mortgage Loans on any Busi-ness Day prior to the Payment Date succeeding the date of such determination.

     Section 3.04.  Maintenance of Hazard Insurance; Property Protection
                    ----------------------------------------------------
Expenses.  The Master Servicer shall cause to be maintained for each Mortgage
- --------
Loan hazard insurance naming the Master Servicer or related Subservicer as loss payee thereunder providing extended coverage in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan from time to time or (ii) the combined principal balance owing on such Mortgage Loan and any mortgage loan senior to such Mortgage Loan from time to time. The Master Servicer shall also cause to be maintained on property acquired upon foreclosure, or deed in lieu of foreclosure, of any Mortgage Loan, fire insurance with extended coverage in an amount which is at least equal to the amount necessary to avoid the application of any co-insurance clause contained in the related hazard insurance policy. Amounts collected by the Master Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or property thus acquired or amounts released to the Mortgagor in accordance with the Master Servicer's normal servicing procedures) shall be deposited in the Collection Account to the extent called for by Section 3.02. In cases in which any Mortgaged Property is located at the time of origination of the Mortgage Loan in a federally designated flood area, the hazard insurance to be maintained for the related Mortgage Loan shall include flood insurance (to the extent available). All such flood insurance shall be in amounts equal to the lesser of (i) the amount required to compensate for any loss or damage to the Mortgaged Property on a replacement cost basis and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program). The Master Servicer shall be under no obligation to require that any Mortgagor maintain earth-quake or other additional insurance and shall be under no obligation itself to maintain any such additional insurance on property acquired in respect of a Mortgage Loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Master Servicer shall obtain and maintain a blanket policy consistent with prudent industry standards insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first sentence of this Section 3.04, it being understood and agreed that such policy may contain a deductible clause, in which case the Master Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with the first sentence of this Section 3.04 and there shall have been a loss which would have been covered by such policy, deposit in the Collection Account the amount not otherwise payable under the blanket policy because of such deductible clause. Any such deposit by the Master Servicer shall be made on the last Business Day of the Collection Period in the month in which payments under any such policy would have been deposited in the Collection Account. In connection with its activities as administrator and servicer of the Mortgage Loans, the Master Servicer agrees to present, on behalf of itself, the Issuer and the Holders, claims under any such blanket policy.

     Section 3.05.  Assumption and Modification Agreements; Certain
                    -----------------------------------------------
Assignments.  (a)  In any case in which a Mortgaged Property has been or is
- -----------
about to be conveyed by the Mortgagor, the Master Servicer shall exercise or refrain from exercising its right to accelerate the maturity of such Mortgage Loan consistent with the then current practice of the Master Servicer and without regard to the inclusion of such Mortgage Loan in the Trust. If it elects not to enforce its right to accelerate or if it is prevented from doing so by applicable law or regulation, the Master Servicer (so long as such action conforms with the Master Servicer's underwriting standards at the time for new originations) is authorized to take or enter into an assumption and modification agreement from or with the Person to whom such Mortgaged Property has been or is about to be conveyed, pursuant to which such Person becomes liable under the Loan Agreement. An assumption under this Section
3.05 shall be permitted only if the assuming borrower is of similar credit quality to the borrower being released as of the date the related Mortgage Loan is originated. The Master Servicer shall forward to the Indenture Trustee or the relevant Custodian the original or a true and correct copy of
such assumption and modification agreement.   Any such assumption and modifi-
cation agreement shall, for all purposes, be considered a part of the related Mortgage File to the same extent as all other documents and instruments constituting a part thereof. No change in the terms of the related Loan Agreement may be made by the Master Servicer in connection with any such assumption to the extent that such change would not be permitted to be made in respect of the original Loan Agreement pursuant to Section 3.01(a). Any fee collected by the Master Servicer for entering into any such agreement will be retained by the Master Servicer or Subservicer as additional servicing compensation.

     (b) The Master Servicer or the related Subservicer, as the case may be, shall be entitled to approve a request from a Mortgagor for a partial release of the related Mortgaged Property, the granting of an easement thereon in favor of another Person, any alteration or demolition of the related Mortgaged Property or other similar matters if it has determined, exercising its good faith business judgment in the same manner as it would if it were the owner of the related Mortgage Loan, that the security for, and the timely and full collectability of, such Mortgage Loan would not be adversely affected thereby. A partial release pursuant to this Section 3.05 shall be permitted only if the Combined Loan-to-Value Ratio for such Mortgage Loan after such partial release does not exceed the Combined Loan-to-Value Ratio for such Mortgage Loan as of the Cut-Off Date. Any fee collected by the Master Servicer or the related Subservicer for processing such request will be retained by the Master Servicer or such Subservicer as additional servicing compensation.

     (c) Subject to any other applicable terms and conditions of this Servicing Agreement, the Indenture Trustee, the Master Servicer and the Credit Enhancer shall be entitled to approve an assignment in lieu of satisfaction with respect to any Mortgage Loan. Upon approval of an assignment in lieu of satisfaction with respect to any Mortgage Loan, the Master Servicer shall receive cash from or on behalf of the purchase of the related Mortgaged Property, in an amount equal to the unpaid Asset Balance of and accrued interest on such Mortgage Loan and the Master Servicer shall treat such amounts in respect of the Asset Balance as a Principal Collection and in respect of accrued interest thereon as an interest collection with respect to such Mortgage Loan (and no portion of such amounts shall be included in the Excluded Amount for any Payment Date.)

     Section 3.06.  Realization Upon Defaulted Mortgage Loans.  The Master
                    -----------------------------------------
Servicer shall foreclose upon or otherwise comparably convert to ownership Mortgaged Properties securing such of the Mortgage Loans as come into and continue in default when, in the opinion of the Master Servicer based upon the practices and procedures referred to in the following sentence, no satis-factory arrangements can be made for collection of delinquent payments pur-suant to Section 3.02; provided that if the Master Servicer has actual knowl
                       --------
edge that any Mortgaged Property is affected by hazardous or toxic wastes or substances and that the acquisition of such Mortgaged Property would not be commercially reasonable, then the Master Servicer will not cause the Issuer to acquire title to such Mortgaged Property in a foreclosure or similar pro-ceeding. In connection with such foreclosure or other conversion, the Master Servicer shall follow such practices (including, in the case of any default on a related senior mortgage loan, the advancing of funds to correct such default) and procedures as it shall deem necessary or advisable and as shall be customary and prudent for residential mortgage loans; provided that the
                                                         --------
Master Servicer shall not be liable in any respect hereunder if the Master Servicer is acting in connection with any such foreclosure or attempted foreclosure which is not completed or other conversion in a manner that is consistent with the provisions of this Servicing Agreement. The foregoing is subject to the proviso that the Master Servicer shall not be required to expend its own funds in connection with any foreclosure or attempted foreclosure which is not completed or towards the correction of any default on a related senior mortgage loan or restoration of any property unless it shall determine that such expenditure will increase Net Liquidation Proceeds. In the event of a determination by the Master Servicer that any such expenditure previously made pursuant to this Section 3.06 will not be reimbursable from Net Liquidation Proceeds, the Master Servicer shall be entitled to reimbursement of its funds so expended pursuant to Section 3.03.

     Notwithstanding any provision of this Servicing Agreement, a Mortgage Loan may be deemed to be finally liquidated if substantially all amounts expected by the Master Servicer to be received in connection with the related defaulted Mortgage Loan have been received; provided, however, any subsequent
                                            --------  -------
collections with respect to any such Mortgage Loan shall be deposited to the Collection Account. For purposes of determining the amount of any Liquida-tion Proceeds or Insurance Proceeds, or other unscheduled collections, the Master Servicer may take into account minimal amounts of additional receipts expected to be received or any estimated additional liquidation expenses expected to be incurred in connection with the related defaulted Mortgage Loan.

     In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Issuer and the Indenture Trustee as their interests may appear, or to their respective nominee on behalf of Holders. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan, such Mortgaged Property shall (except as otherwise expressly provided herein) be considered to be an outstanding Mortgage Loan held as an asset of the Issuer until such time as such property shall be sold. Consis-tent with the foregoing for purposes of all calculations hereunder, so long as such Mortgaged Property shall be considered to be an outstanding Mortgage Loan it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Mortgage Note shall have been discharged, such Mortgage Note in effect at the time of any such acquisition of title before any adjustment thereto by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period will remain in effect.


     Any proceeds from foreclosure proceedings or the purchase or repurchase of any Mortgage Loan pursuant to the terms of this Servicing Agreement, as well as any recovery resulting from a collection of Liquidation Proceeds or Insurance Proceeds, will be applied in the following order of priority: first, to reimburse the Master Servicer or the related Subservicer in accordance with Section 3.06; second, to all Servicing Fees payable therefrom; third, to the extent of accrued and unpaid interest on the related Mortgage Loan, at the Net Loan Rate to the Due Date prior to the Payment Date on which such amounts are to be deposited in the Payment Account; fourth, as a recovery of principal on the Mortgage Loan; and fifth, to Foreclosure Profits.

     Section 3.07.  Issuer and Indenture Trustee to Cooperate.  On or before
                    -----------------------------------------
each Payment Date, the Master Servicer will notify the Indenture Trustee or the relevant Custodian, with a copy to the Issuer, of the termination of or the payment in full and the termination of any Mortgage Loan during the preceding Collection Period, which notification shall be by a certification in substantially the form attached hereto as Exhibit B (which certification shall include a statement to the effect that all amounts received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.02 have been so deposited or credited) of a Servicing Officer. Upon receipt of payment in full, the Master Servicer is authorized to execute, pursuant to the authorization contained in Section 3.01, if the assignments of Mortgage have been recorded as required under the Mortgage Loan Purchase Agreement, an instrument of satisfaction regarding the related Mortgage, which instrument of satisfaction shall be recorded by the Master Servicer if required by applicable law and be delivered to the Person entitled thereto.  It is understood and agreed
that any   expenses  incurred in  connection with  such instrument of  satis-
faction or transfer shall be reimbursed from amounts deposited in the Collection Account. From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, the Indenture Trustee or the relevant Custodian shall, upon request of the Master Servicer and delivery to the Indenture Trustee or relevant Custodian, with a copy to the Issuer, of a Request for Release, in the form annexed hereto as Exhibit B, signed by a Servicing Officer, release or cause to be released the related Mortgage File to the Master Servicer and the Issuer and Indenture Trustee shall promptly execute such documents, in the forms provided by the Master Servicer, as shall be necessary for the prosecution of any such proceedings or the taking of other servicing actions. Such trust receipt shall obligate the Master Servicer to return the Mortgage File to the Indenture Trustee or the related Custodian (as specified in such receipt) when the need therefor by the Master Servicer no longer exists unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the trust receipt shall be released to the Master Servicer.

     In order to facilitate the foreclosure of the Mortgage securing any Mortgage Loan that is in default following recordation of the assignments of Mortgage in accordance with the provisions of the Mortgage Loan Purchase Agreement, the Issuer and the Indenture Trustee shall, if so requested in writing by the Master Servicer, promptly execute an appropriate assignment in the form provided by the Master Servicer to assign such Mortgage Loan for the purpose of collection to the Master Servicer (any such assignment shall unambiguously indicate that the assignment is for the purpose of collection only), and, upon such assignment, such assignee for collection will thereupon bring all required actions in its own name and otherwise enforce the terms of the Mortgage Loan and deposit or credit the Net Liquidation Proceeds, exclusive of Foreclosure Profits, received with respect thereto in the Collection Account. In the event that all delinquent payments due under any such Mortgage Loan are paid by the Mortgagor and any other defaults are cured then the assignee for collection shall promptly reassign such Mortgage Loan to the Indenture Trustee and return all Related Documents to the place where the related Mortgage File was being maintained.

     In connection with the Issuer's obligation to cooperate as provided in this Section 3.07 and all other provisions of this Servicing Agreement requiring the Issuer to authorize or permit any actions to be taken with respect to the Mortgage Loans, the Owner Trustee expressly agrees, on behalf of the Issuer, to take all such actions on behalf of the Issuer and to promptly execute and return all instruments reasonably required by the Master Servicer in connection therewith; provided that if the Master Servicer shall
                                  --------
request a signature of the Owner Trustee, on behalf of the Issuer, the Master Servicer will deliver to the Owner Trustee an Officer's Certificate stating that such signature is necessary or appropriate to enable the Master Servicer to carry out its servicing and administrative duties under this Servicing Agreement.

     Section 3.08.  Servicing Compensation; Payment of Certain Expenses by
                    ------------------------------------------------------
Master Servicer.  The Master Servicer shall be entitled to receive the Master
- ---------------
Servicing Fee in accordance with Section 3.03 as compensation for its services in connection with servicing the Mortgage Loans. Moreover, additional servicing compensation in the form of late payment charges and certain other receipts not required to be deposited in the Collection Account as specified in Section 3.02 shall be retained by the Master Servicer. The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder (including payment of all other fees and expenses not expressly stated hereunder to be for the account of the Ho-lders, including, without limitation, the fees and expenses of the Administrator, Owner Trustee, Indenture Trustee and any Custodian) and shall not be entitled to reimbursement therefor except as specifically provided herein.

     Section 3.09.  Annual Statement as to Compliance.  (a)  The Master
                    ---------------------------------
Servicer will deliver to the Indenture Trustee, with a copy to the Credit Enhancer, on or before March 31 of each year, beginning March 31, 199_, an Officer's Certificate stating that (i) a review of the activities of the Master Servicer during the preceding fiscal year and of its performance under this Servicing Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Master Servicer has fulfilled all its material obligations under this Servicing Agreement in all material respects throughout such fiscal year, or, if there has been a material default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof (and (iii) to the best of such officer's knowledge, based on consultation with counsel, any continuation Uniform Commercial Code financing statement or other Uniform Commercial Code financing statement during the preceding fiscal year which the Master Servicer determined was necessary to be filed was filed in order to continue protection of the interest of the Indenture Trustee in the Mortgage Loans and the Issuer's interest in the Owner Trust Estate). In addition, the Master Servicer shall deliver or cause each Subservicer to deliver to the Indenture Trustee, the Depositor (and the Credit Enhancer) a copy of each certification, accountant's report or other document upon which the foregoing Officer's Certificate is based with respect to such Subservicer's performance.

     (b) The Master Servicer shall deliver to the Indenture Trustee(, with a copy to the Credit Enhancer,) promptly after having obtained knowledge thereof, but in no event later than five Business Days thereafter, written notice by means of an Officer's Certificate of any event which with the giving of notice or the lapse of time or both, would become an Event of Default.

     Section 3.10.  Annual Servicing Report.  On or before March 31 of each
                    -----------------------
year, beginning March 31, 199_, the Master Servicer at its expense shall cause a firm of nationally recognized independent public accountants (who may also render other services to the Master Servicer) to furnish a report to the Indenture Trustee, the Depositor, (the Credit Enhancer) and each Rating Agency to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans (in which population of mortgage loans the Mortgage Loans were included) by the Master Servicer during the most recent calendar year then ended and that such examination, which has been conducted substantially in compliance with the __ audit or attestation program, has disclosed no items of noncompliance with the provisions of this (Servicing Agreement)(such audit or attestation program) which, in the opinion of such firm, are material, except for such items of noncompliance as shall be set forth in such report. In rendering such statement, such firm may rely, as to matters relating to direct servicing of mortgage loans by Subservicers, upon comparable statements for examinations conducted substantially in the manner described above (rendered within one year of such statement) of independent public accountants with respect to the related Subservicer.

     Section 3.11.  Access to Certain Documentation and Information Regarding
                    ---------------------------------------------------------
the Mortgage Loans.  The Master Servicer shall provide to (the Credit
- ------------------
Enhancer, or) Holder upon reasonable request (or a regulator for a Holder) or the Indenture Trustee, reasonable access to the documentation regarding the Mortgage Loans such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Master Servicer. Nothing in this Section 3.11 shall derogate from the obligation of the Master Servicer to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of the Master Servicer to provide access as provided in this Section 3.11 as a result of such obligation shall not constitute a breach of this Section 3.11.

     Section 3.12.  Maintenance of Certain Servicing Insurance Policies.  The
                    ---------------------------------------------------
Master Servicer shall during the term of its service as servicer maintain in force (i) a policy or policies of insurance covering errors and omissions in the performance of its obligations as master servicer hereunder and (ii) a fidelity bond in respect of its officers, employees or agents. Each such policy or policies and bond shall be at least equal to the coverage that would be required by FNMA or FHLMC, whichever is greater, for Persons performing servicing for mortgage loans purchased by such entity.

     Section 3.13.  Information Required by the Internal Revenue  Service
                    -----------------------------------------------------
Generally and Reports of Foreclosures and Abandonments of Mortgaged Property.

- ----------------------------------------------------------------------------
The Master Servicer shall prepare and deliver all federal and state information reports when and as required by all applicable state and federal income tax laws. In particular, with respect to the requirement under
Section 6050J of the Code to the effect that the Master Servicer or Subservicer shall make reports of foreclosures and abandonments of any mortgaged property for each year beginning in 1995, the Master Servicer or Subservicer shall file reports relating to each instance occurring during the previous calendar year in which the Master Servicer (i) on behalf of the Indenture Trustee and the Issuer, acquires an interest in any Mortgaged Property through foreclosure or other comparable conversion in full or partial satisfaction of a Mortgage Loan, or (ii) knows or has reason to know that any Mortgaged Property has been abandoned. The reports from the Master Servicer or Subservicer shall be in form and substance sufficient to meet the reporting requirements imposed by Section 6050J and Section 6050H (reports relating to mortgage interest received) of the Code.

     Section 3.14.  Optional Repurchase of Defaulted Mortgage Loans.
                    -----------------------------------------------
Notwithstanding any provision in Section 3.06 to the contrary, the Master Servicer may repurchase any Mortgage Loan delinquent in payment for a period of 60 days or longer for a price equal to the Repurchase Price.

                                  ARTICLE IV

                            Servicing Certificate

     Section 4.01.  Statements to Holders.  (a)  With respect to each Payment
                    ---------------------
Date, the Master Servicer shall forward to the Indenture Trustee and the Indenture Trustee shall forward by mail to each Certificateholder, Noteholder, (holder of the Residual Ownership Interest, the Credit Enhancer), the Depositor, the Owner Trustee, the Certificate Paying Agent and each Rating Agency, a statement setting forth the following information as to (the Variable Funding Notes, Term) Notes, (the Residual Ownership Interest) and Certificates, to the extent applicable:

       (i)      the aggregate amount of (a) Security Interest Collections,
(b) aggregate Security Principal Collections and (c) Security Collections for the related Collection Period;

      (ii) the amount of such distribution to the Holders of (the Variable Funding Notes, the Term) Notes and the Certificates applied to reduce the principal balance thereof (and separately stating the portion thereof in respect of the Accelerated Principal Distribution Amount and the amount to be deposited in the Funding Account on such Payment Date);

     (iii) the amount of such distribution to the Holders of (the Variable Funding Notes, the Term) Notes and the Certificates allocable to interest and separately stating the portion thereof in respect of overdue accrued interest;

     ((iv)      the Credit Enhancement Draw Amount, if any, for such Payment
Date and the aggregate amount of prior draws thereunder not yet reimbursed;)

       (v) the aggregate Asset Balance of the Mortgage Loans as of the end of the preceding Collection Period;

      (vi) the number and aggregate Asset Balances of Mortgage Loans (a) as to which the (Minimum) Monthly Payment is delinquent for 30-59 days, 60-89 days, 90-179 days and 180 or more days, respectively and (b) that have become REO, in each case as of the end of the preceding Collection Period; provided,
                                                                    --------
however, that such information will not be provided on the statements
- -------
relating to the first Payment Date;

     (vii)      the Weighted Average Net Loan Rate for the related Collection
Period;

   ((viii)      the Overcollateralization Amount and the Required
Overcollateralization Amount, in each case as the end of the related Collection Period;

      (ix) the aggregate amount of Additional Balances created during the previous Collection Period conveyed to the Issuer;

       (x) the aggregate amount of Additional Loans acquired during the previous Collection Period with amounts in respect of Net Principal Collections from the Funding Account;)

      (xi) the aggregate Liquidation Loss Amounts with respect to the related Collection Period, the amount of any remaining Carryover Loss Amount with respect to the (Term) Notes, Certificates and (Variable Funding Notes), respectively, and the aggregate of the Liquidation Loss Amounts from all Collection Periods to date expressed as a percentage of the sum of (a) the Cut-Off Date Pool Balance (and (b) the amount by which the Pool Balance as of the latest date that the Additional Loans have been transferred to the Issuer exceeds the Cut-Off Date Pool Balance);

     (xii) any unpaid interest on the (Term) Notes, Certificates (and Variable Funding Notes), respectively, after such Distribution Date;

        (xiii) the aggregate Principal Balance of each Class of Notes and of the Certificates after giving effect to the distribution of principal on such Payment Date;

     (xiv) the respective Security Percentage applicable to the (Term) Notes, Certificates (and Variable Funding Notes), after application of payments made on such Payment Date; and

      (xv) the amount distributed pursuant to Section 3.05(a)(x) of the Indenture on such Payment Date.

     In the case of information furnished pursuant to clauses (ii) and (iii) above, the amounts shall be expressed as an aggregate dollar amount per (Variable Funding Note, Term) Note or Certificate with a $1,000 denomination.

     Prior to the close of business on the Business Day next succeeding each Determination Date, the Master Servicer shall furnish a written statement to the Owner Trustee, the Depositor, the Certificate Paying Agent and the Indenture Trustee setting forth (i) all the foregoing information, (ii) the aggregate amounts required to be withdrawn from the Collection Account and deposited into the Payment Account on the Business Day preceding the Payment Date pursuant to Section 3.03 and (iii) the amounts (A) withdrawn from the Payment Account and deposited to the Funding Account pursuant to Section 8.02(b) of the Indenture and (B) withdrawn from the Funding Account and deposited to the Collection Account pursuant to Section 8.02(c)(i) of the Indenture. The determination by the Master Servicer of such amounts shall, in the absence of obvious error, be presumptively deemed to be correct for all purposes hereunder and the Owner Trustee and Indenture Trustee shall be protected in relying upon the same without any independent check or verification. In addition, upon the Issuer's written request, the Master Servicer shall promptly furnish information reasonably requested by the Issuer that is reasonably available to the Master Servicer to enable the Issuer to perform its federal and state income tax reporting obligations.

                                  ARTICLE V

                               Payment Account

     Section 5.01.  Payment Account.  The Indenture Trustee shall establish
                    ---------------
and maintain a separate trust account (the "Payment Account") titled "_________________________, as Indenture Trustee, for the benefit of the Noteholders, the Certificateholders (and the Credit Enhancer) pursuant to the Indenture, dated as of _____________, 199_, between ______________________
Loan Trust 199_-_ and _________________________". The Payment Account shall be an Eligible Account. On each Payment Date, amounts on deposit in the Payment Account will be distributed by the Indenture Trustee in accordance with Section 3.05 of the Indenture. The Indenture Trustee shall, upon written request from the Master Servicer, invest or cause the institution maintaining the Payment Account to invest the funds in the Payment Account in Eligible Investments designated in the name of the Indenture Trustee, which shall mature not later than the Business Day next preceding the Payment Date next following the date of such investment (except that (i) any investment in the institution with which the Payment Account is maintained may mature on such Payment Date and (ii) any other investment may mature on such Payment Date if the Indenture Trustee shall advance funds on such Payment Date to the Payment Account in the amount payable on such investment on such Payment Date, pending receipt thereof to the extent necessary to make distributions on the Securities) and shall not be sold or disposed of prior to maturity. All income and gain realized from any such investment shall be for the benefit of the Master Servicer and shall be subject to its withdrawal or order from time to time. The amount of any losses incurred in respect of any such investments shall be deposited in the Payment Account by the Master Servicer out of its own funds immediately as realized.


                                  ARTICLE VI

                             The Master Servicer

     Section 6.01.  Liability of the Master Servicer.  The Master Servicer
                    --------------------------------
shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by the Master Servicer herein.

     Section 6.02.  Merger or Consolidation of, or Assumption of the
                    ------------------------------------------------
Obligations of, the Master Servicer.  Any corporation into which the Master
- -----------------------------------
Servicer may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Master Servicer shall be a party, or any corporation succeeding to the business of the Master Servicer, shall be the successor of the Master Servicer, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     The Master Servicer may assign its rights and delegate its duties and obligations under this Servicing Agreement; provided that the Person
                                            --------
accepting such assignment or delegation shall be a Person which is qualified to service mortgage loans on behalf of FNMA or FHLMC, is reasonably satisfactory to the Indenture Trustee, the Issuer (and the Credit Enhancer), is willing to service the Mortgage Loans and executes and delivers to the Indenture Trustee and the Issuer an agreement, in form and substance reason-ably satisfactory to (the Credit Enhancer), the Indenture Trustee and the Issuer, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer under this Servicing Agreement; provided
                                                                --------
further that each Rating Agency's rating of the Securities in effect immediately prior to such assignment and delegation will not be qualified, reduced, or withdrawn as a result of such assignment and delegation (as evidenced by a letter to such effect from each Rating Agency) or considered to be below investment grade (without taking into account the Credit Enhancement Instrument).

     Section 6.03.  Limitation on Liability of the Master Servicer and
                    --------------------------------------------------
Others.  Neither the Master Servicer nor any of the directors or officers or
- ------
employees or agents of the Master Servicer shall be under any liability to the Issuer, the Owner Trustee, the Indenture Trustee or the Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Servicing Agreement, provided, however, that this provision
                                      --------  -------
shall not protect the Master Servicer or any such Person against any liability which would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder. The Master Servicer and any director or officer or employee or agent of the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any
                     ----- -----
Person respecting any matters arising hereunder. The Master Servicer and any director or officer or employee or agent of the Master Servicer shall be indemnified by the Issuer and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Servi-cing Agreement or the Securities, including any amount paid to the Owner Trustee or the Indenture Trustee pursuant to Section 6.06(b), other than any loss, liability or expense related to any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Servicing Agreement) and any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder. The Master Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Servicing Agreement, and which in its opinion may involve it in any expense or liability; provided, however, that
                                                    --------  -------
the Master Servicer may in its sole discretion undertake any such action which it may deem necessary or desirable in respect of this Servicing Agreement, and the rights and duties of the parties hereto and the interests of the Holders hereunder. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Issuer and the Master Servicer shall be entitled to be reimbursed therefor. The Master Servicer's right to indemnity or reimbursement pursuant to this Section 6.03 shall survive any resignation or termination of the Master Servicer pursuant to Section 6.04 or 7.01 with respect to any losses, expenses, costs or liabilities arising prior to such resignation or termination (or arising from events that occurred prior to such resignation or termination).

     Section 6.04.  Master Servicer Not to Resign.  Subject to the provisions
                    -----------------------------
of Section 6.02, the Master Servicer shall not resign from the obligations and duties hereby imposed on it except (i) upon determination that the performance of its obligations or duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it or its subsidiaries or Affiliates, the other activities of the Master Servicer so causing such a conflict being of a type and nature carried on by the Master Servicer or its subsidiaries or Affiliates at the date of this Servicing Agreement or (ii) upon satisfaction of the following conditions: (a) the Master Servicer has proposed a successor servicer to the Administrator and the Indenture Trustee in writing and such proposed successor servicer is reasonably acceptable to the Administrator, the Indenture Trustee (and the Credit Enhancer); (b) each Rating Agency shall have delivered a letter to the Issuer, (the Credit Enhancer) and the Indenture Trustee prior to the appointment of the successor servicer stating that the proposed appointment of such successor servicer as Master Servicer hereunder will not result in the reduction or withdrawal of the then current rating of the Securities; (and (c) such proposed successor servicer is reasonably acceptable to the Credit Enhancer, as evidenced by a letter to the Issuer and the Indenture Trustee); provided, however, that no
                                                 --------- -------
such resignation by the Master Servicer shall become effective until such successor servicer or, in the case of (i) above, the Indenture Trustee shall have assumed the Master Servicer's responsibilities and obligations hereunder or the Indenture Trustee shall have designated a successor servicer in accordance with Section 7.02. Any such resignation shall not relieve the Master Servicer of responsibility for any of the obligations specified in Sections 7.01 and 7.02 as obligations that survive the resignation or termination of the Master Servicer. The Master Servicer shall have no claim (whether by subrogation or otherwise) or other action against any Holder (or the Credit Enhancer) for any amounts paid by the Master Servicer pursuant to any provision of this Servicing Agreement. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Indenture Trustee (and the Credit Enhancer).

     Section 6.05.  Delegation of Duties.  In the ordinary course of
                    --------------------
business, the Master Servicer at any time may delegate any of its duties hereunder to any Person, including any of its Affiliates, who agrees to conduct such duties in accordance with standards comparable to those with which the Master Servicer complies pursuant to Section 3.01. Such delegation shall not relieve the Master Servicer of its liabilities and responsibilities with respect to such duties and shall not constitute a resignation within the meaning of Section 6.04.

     Section 6.06.  Master Servicer to Pay Indenture Trustee's and Owner
                    ----------------------------------------------------
Trustee's Fees and Expenses; Indemnification.  (a)  The Master Servicer
- --------------------------------------------
covenants and agrees to pay to the Owner Trustee, the Indenture Trustee and any co-trustee of either the Owner Trustee or Indenture Trustee from time to time, and the Owner Trustee, the Indenture Trustee and any such co-trustee shall be entitled to, reasonable compensation (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by each of them in the execution of the trusts created under the Trust Agreement and the Indenture and in the exercise and performance of any of the powers and duties under the Trust Agreement or the Indenture, as the case may be, of the Owner Trustee, the Indenture Trustee and any co-trustee, and the Master Servicer will pay or reimburse the Indenture Trustee and any co-trustee upon request for all reasonable expenses, disbursements and advances incurred or made by the Indenture Trustee or any co-trustee in accordance with any of the provisions of this Servicing Agreement except any such expense, disbursement or advance as may arise from its negligence or bad faith.

     (b) The Master Servicer agrees to indemnify the Owner Trustee and the Indenture Trustee for, and to hold the Owner Trustee and the Indenture Trustee, as the case may be, harmless against, any loss, liability or expense incurred without negligence or willful misconduct on its part, arising out of, or in connection with, the acceptance and administration of the Issuer and the assets thereof, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against any claim in connection with the exercise or performance of any of its powers or duties under any Basic Document, provided that:

          (i) with respect to any such claim, the Indenture Trustee or Owner Trustee, as the case may be, shall have given the Master Servicer written notice thereof promptly after the Indenture Trustee or Owner Trustee, as the case may be, shall have actual knowledge thereof;

         (ii) while maintaining control over its own defense, the Indenture Trustee or Owner Trustee, as the case may be, shall cooperate and consult fully with the Master Servicer in preparing such defense; and

        (iii) notwithstanding anything in this Servicing Agreement to the contrary, the Master Servicer shall not be liable for settlement of any claim by the Indenture Trustee or the Owner Trustee, as the case may be, entered into without the prior consent of the Master Servicer, which consent shall not be unreasonably withheld.

No termination of this Servicing Agreement shall affect the obligations created by this Section 6.06 of the Master Servicer to indemnify the Indenture Trustee and the Owner Trustee under the conditions and to the extent set forth herein.

     Notwithstanding the foregoing, the indemnification provided by the Master Servicer in this Section 6.06(b) shall not pertain to any loss, liability or expense of the Indenture Trustee or the Owner Trustee, including the costs and expenses of defending itself against any claim, incurred in connection with any actions taken by the Indenture Trustee or the Owner Trustee at the direction of the Noteholders or Certificateholders, as the case may be, pursuant to the terms of this Servicing Agreement.


                                 ARTICLE VII

                                   Default

     Section 7.01.  Events of Default.  If any one of the following events
                    -----------------
("Events of Default") shall occur and be continuing:

          (i) Any failure by the Master Servicer to deposit in the Collection Account, the Funding Account or Payment Account any deposit required to be made under the terms of this Servicing Agreement which continues unremedied for a period of _______ Business Days after the date upon which written notice of such failure shall have been given to the Master Servicer by the Issuer or the Indenture Trustee (or to the Master Servicer, the Issuer and the Indenture Trustee by the Credit Enhancer); or

         (ii) Failure on the part of the Master Servicer duly to observe or perform in any material respect any other covenants or agreements of the Master Servicer set forth in the Securities or in this Servicing Agreement, which failure, in each case, materially and adversely affects the interests of Holders (or the Credit Enhancer) and which continues unremedied for a period of __ days after the date on which written notice of such failure, requiring the same to be remedied, and stating that such notice is a "Notice of Default" hereunder, shall have been given to the Master Servicer by the Issuer (or the Indenture Trustee or to the Master Servicer, the Issuer and the Indenture Trustee by the Credit Enhancer); or

        (iii) The entry against the Master Servicer of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a trustee, conservator, receiver or liquidator in any insolvency, conservatorship, receivership, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

         (iv) The Master Servicer shall voluntarily go into liquidation, consent to the appointment of a conservator, receiver, liquidator or similar person in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property, or a decree or order of a court, agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, liquidator or similar person in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged, unbonded or unstayed for a period of 60 days; or the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

          ((v) Any failure by the Seller (so long as the Seller is the Master Servicer) or the Master Servicer, as the case may be, to pay when due any amount payable by it under the terms of the Insurance Agreement which continues unremedied for a period of three (3) Business Days after the date upon which written notice of such failure shall have been given to the Seller (so long as the Seller is the Master Servicer) or the Master Servicer, as the case may be; or)

        ((vi) Failure on the part of the Master Servicer to perform under the Servicing Agreement, in the reasonable opinion of the Credit Enhancer, in conformity with the Servicing Standards, and such failure has (in the reasonable opinion of the Credit Enhancer) a materially adverse effect on the Mortgage Loans or the interest of the Credit Enhancer and either (a) the Credit Enhancer, after consultation with the Master Servicer, reasonably determines that such substandard performance is not capable of cure within 30 days of notice thereof from the Credit Enhancer to the Master Servicer or
(b) the Credit Enhancer, after consultation with the Master Servicer, determines that such substandard performance is capable of cure within 30 days of notice of such substandard performance from the Credit Enhancer to the Master Servicer, and the failure on the part of the Master Servicer to implement such cure to the reasonable satisfaction of the Credit Enhancer within such 30 day period; or)

       ((vii) Failure on the part of the Seller or the Master Servicer to duly perform in any material respect any covenant or agreement set forth in the Insurance Agreement, which failure in each case materially and adversely affects the interests of the Credit Enhancer and continues unremedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Depositor, the Indenture Trustee, the Seller or the Master Servicer, as the case may be, by the Credit Enhancer; or)

         (viii) The Master Servicer shall dissolve or liquidate, in whole or in part, in any material respect; or

          ((ix) The Master Servicer shall merge, consolidate, or combine with another entity and the surviving entity thereof or corporate successor is not rated at least investment grade by the Rating Agencies.)

then, and in every such case, other than that set forth in (vi) hereof, so long as an Event of Default shall not have been remedied by the Master Servicer, either the Indenture Trustee (with the consent of the Credit Enhancer, or the Credit Enhancer,) by notice then given in writing to the Master Servicer ((and to the Indenture Trustee if given by the Credit Enhancer) and in the case of the event set forth in (vi) hereof, the Credit Enhancer with the consent of Holders at least 51% of the aggregate Principal Balance of the Notes and the Certificates) may terminate all of the rights and obligations of the Master Servicer as servicer under this Servicing Agreement other than its right to receive servicing compensation and expenses for servicing the Mortgage Loans hereunder during any period prior to the date of such termination and the Indenture Trustee (with the consent of the Credit Enhancer, or the Credit Enhancer) may exercise any and all other remedies available at law or equity. Any such notice to the Master Servicer shall also be given to each Rating Agency, (the Credit Enhancer) and the Indenture Trustee. On or after the receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer under this Servicing Agreement, whether with respect to the Securities or the Mortgage Loans or otherwise, shall pass to and be vested in (the Successor Master Servicer)(the Indenture Trustee) pursuant to and under this Section 7.01; and, without limitation, the Indenture Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Master Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of each Mortgage Loan and related documents, or otherwise. The Master Servicer agrees to cooperate with (the Successor Master Servicer)(the Indenture Trustee) in effecting the termination of the responsibilities and rights of the Master Servicer hereunder, including, without limitation, the transfer to (the Successor Master Servicer) (the Indenture Trustee) for the administration by it of all cash amounts relating to the Mortgage Loans that shall at the time be held by the Master Servicer and to be deposited by it in the Collection Account, or that have been deposited by the Master Servicer in the Collection Account or thereafter received by the Master Servicer with respect to the Mortgage Loans. All reasonable costs and expenses (including, but not limited to, attorneys' fees) incurred in connection with amending this Servicing Agreement to reflect such succession as Master Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer (or if the predecessor Master Servicer is the Indenture Trustee, the initial Master Servicer) upon presentation of reasonable documentation of such costs and expenses.

     Notwithstanding any termination of the activities of the Master Servicer hereunder, the Master Servicer shall be entitled to receive, out of any late collection of a payment on a Mortgage Loan which was due prior to the notice terminating the Master Servicer's rights and obligations hereunder and received after such notice, that portion to which the Master Servicer would have been entitled pursuant to Sections 3.03 and 3.08 as well as its Master Servicing Fee in respect thereof, and any other amounts payable to the Master Servicer hereunder the entitlement to which arose prior to the termination of its activities hereunder.

     (Notwithstanding the foregoing, a delay in or failure of performance under Section 7.01(i) or under Section 7.01(ii) after the applicable grace periods specified in such Sections, shall not constitute an Event of Default if such delay or failure could not be prevented by the exercise of reasonable diligence by the Master Servicer and such delay or failure was caused by an act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes. The preceding sentence shall not relieve the Master Servicer from using its best reasonable efforts to perform its respective obligations in a timely manner in accordance with the terms of this Servicing Agreement and the Master Servicer shall provide the Indenture Trustee(, the Credit Enhancer) and the Holders with notice of such failure or delay by it, together with a description of its efforts to so perform its obligations. The Master Servicer shall immediately notify the Indenture Trustee(, the Credit Enhancer) and the Owner Trustee in writing of any Events of Default.)

     Section 7.02.  Indenture Trustee to Act; Appointment of Successor.  (a)
                    --------------------------------------------------
On and after the time the Master Servicer receives a notice of termination pursuant to Section 7.01 or sends a notice pursuant to Section 6.04, the Indenture Trustee shall be the successor in all respects to the Master Servicer in its capacity as servicer under this Servicing Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Master Servicer by the terms and provisions hereof. Nothing in this Servicing Agreement or in the Trust Agreement shall be construed to permit or require the Indenture Trustee to (i) succeed to the responsibilities, duties and liabilities of the initial Master Servicer in its capacity as Seller under the Mortgage Loan Purchase Agreement, (ii) be responsible or accountable for any act or omission of the Master Servicer prior to the issu-ance of a notice of termination hereunder, (iii) require or obligate the Indenture Trustee, in its capacity as successor Master Servicer, to purchase, repurchase or substitute any Mortgage Loan, ((iv) fund any Additional Balances with respect to any Mortgage Loan, (v) fund any losses on any Eligible Investment directed by any other Master Servicer,) or (vi) be responsible for the representations and warranties of the Master Servicer.
As compensation therefor, the Indenture Trustee shall be entitled to such compensation as the Master Servicer would have been entitled to hereunder if no such notice of termination had been given. Notwithstanding the above, (i) if the Indenture Trustee is unwilling to act as successor Master Servicer, or (ii) if the Indenture Trustee is legally unable so to act, the Indenture Trustee may (in the situation described in clause (i)) or shall (in the situation described in clause (ii)) appoint or petition a court of competent jurisdiction to appoint any established housing and home finance institution, bank or other mortgage loan or home equity loan servicer having a net worth of not less than $25,000,000 as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder; provided that (any
                                                        --------
such successor Master Servicer shall be acceptable to the Credit Enhancer, as evidenced by the Credit Enhancer's prior written consent which consent shall not be unreasonably withheld and provided further that) the appointment of any such successor Master Servicer will not result in the qualification, reduction or withdrawal of the ratings assigned to the Securities by the Rating Agencies. Pending appointment of a successor to the Master Servicer hereunder, unless the Indenture Trustee is prohibited by law from so acting, the Indenture Trustee shall act in such capacity as hereinabove provided.
In connection with such appointment and assumption, the successor shall be entitled to receive compensation out of payments on Mortgage Loans in an amount equal to the compensation which the Master Servicer would otherwise have received pursuant to Section 3.08 (or such lesser compensation as the Indenture Trustee and such successor shall agree). The appointment of a successor Master Servicer shall not affect any liability of the predecessor Master Servicer which may have arisen under this Servicing Agreement prior to its termination as Master Servicer (including, without limitation, the obligation to purchase Mortgage Loans pursuant to Section 3.01, to pay any deductible under an insurance policy pursuant to Section 3.04 or to indemnify the Indenture Trustee pursuant to Section 6.06), nor shall any successor Master Servicer be liable for any acts or omissions of the predecessor Master Servicer or for any breach by such Master Servicer of any of its representations or warranties contained herein or in any related document or agreement. The Indenture Trustee and such successor shall take such action, consistent with this Servicing Agreement, as shall be necessary to effectuate any such succession.

     (b) Any successor, including the Indenture Trustee, to the Master Servicer as servicer shall during the term of its service as servicer (i) continue to service and administer the Mortgage Loans for the benefit of the Holders, (ii) maintain in force a policy or policies of insurance covering errors and omissions in the performance of its obligations as Master Servicer hereunder and a fidelity bond in respect of its officers, employees and agents to the same extent as the Master Servicer is so required pursuant to
Section 3.12.

     (c) Any successor Master Servicer, including the Indenture Trustee, shall not be deemed in default or to have breached its duties hereunder if the predecessor Master Servicer shall fail to deliver any required deposit to the Collection Account or otherwise cooperate with any required servicing transfer or succession hereunder.

     Section 7.03.  Notification to Holders.  Upon any termination or
                    -----------------------
appointment of a successor to the Master Servicer pursuant to this Article VII or Section 6.04, the Indenture Trustee shall give prompt written notice thereof to the Holders, (the Credit Enhancer,) the Issuer and each Rating Agency.

                                 ARTICLE VIII

                           Miscellaneous Provisions

     Section 8.01.   Amendment.  This Servicing Agreement may be amended from
                     ---------
time to time by the parties hereto, provided that any amendment be accompanied by a letter from the Rating Agencies that the amendment will not result in the downgrading or withdrawal of the rating then assigned to the Securities (and the consent of the Credit Enhancer) and the Indenture Trustee.

     Section 8.02.   Governing Law.  THIS SERVICING AGREEMENT SHALL BE CON
                     -------------
STRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     Section 8.03.   Notices.  All demands, notices and communications
                     -------
hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by certified mail, return receipt requested, to (a) in the case of the Master Servicer, ____________________________, Attention: Managing Director - Mortgage Finance, ((b) in the case of the Credit Enhancer, _________________________,
Attention: Managing Director, Consumer Structured Finance, (c) in the case of Moody's, Home Mortgage Loan Monitoring Group, 4th Floor, 99 Church Street, New York, New York 10007, (d) in the case of Standard & Poor's, 26 Broadway, 15th Floor, New York, New York 10004, Attention: Residential Mortgage Surveillance Group, (e) in the case of the Owner Trustee, the Corporate Trust Office, and (f) in the case of the Issuer, to ______________________ Loan Trust 199_-_, c/o ______________________, Attention: Corporate Trust
Department, with a copy to the Administrator at ________________________,
Attention: Managing Director - Mortgage Finance or, as to each party, at such other address as shall be designated by such party in a written notice to each other party. (Any notice required or permitted to be mailed to a Holder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Register. Any notice so mailed within the time prescribed in this Servicing Agreement shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. Any notice or other document required to be delivered or mailed by the Indenture Trustee to any Rating Agency shall be given on a reasonable efforts basis and only as a matter of courtesy and accommodation and the Indenture Trustee shall have no liability for failure to delivery such notice or document to any Rating Agency.)

     Section 8.04.   Severability of Provisions.  If any one or more of the
                     --------------------------
covenants, agreements, provisions or terms of this Servicing Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Servicing Agreement and shall in no way affect the validity or enforceability of the other provisions of this Servicing Agreement or of the Securities or the rights of the Holders thereof.

     Section 8.05.  Third-Party Beneficiaries.  This Servicing Agreement will
                    -------------------------
inure to the benefit of and be binding upon the parties hereto, the Holders, (the Credit Enhancer,) the Owner Trustee and their respective successors and permitted assigns. Except as otherwise provided in this Servicing Agreement, no other Person will have any right or obligation hereunder. In the event the Indenture is terminated and the Mortgage Loans are held by the Issuer, the Owner Trustee agrees, on behalf of the Issuer, to exercise all the rights and fulfill the obligations of the Indenture Trustee hereunder with the same effect as if the Owner Trustee were named wherever the term "Indenture Trustee" appears herein other than the obligations of the Indenture Trustee to act as successor Master Servicer pursuant to Section 7.02.

     Section 8.06.  Counterparts.  This instrument may be executed in any
                    ------------
number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 8.07.  Effect of Headings and Table of Contents.  The Article
                    ----------------------------------------
and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

     Section 8.08.  Termination Upon Purchase by the Master Servicer or
                    ---------------------------------------------------
Liquidation of All Mortgage Loans.  The respective obligations and
- ----------------------------------
responsibilities of the Master Servicer, the Issuer and the Indenture Trustee created hereby shall terminate upon the last action required to be taken by the Issuer pursuant to the Trust Agreement and by the Indenture Trustee pursuant to the Indenture following the earlier of:

          (i) the date on or before which the Indenture or Trust Agreement is terminated, or

         (ii) the purchase by the Master Servicer from the Issuer of all Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price equal to the greater of (a) 100% of the unpaid Asset Balance of each Mortgage Loan, plus accrued and unpaid interest thereon at the Weighted Average Net Loan Rate up to the day preceding the Payment Date on which such amounts are to be distributed to Securityholders, (plus any amounts due and owing to the Credit Enhancer under the Insurance Agreement) and (b) the fair market value of the Mortgage Loans as determined by two bids from competitive participants in the residential loan market.

The right of the Master Servicer to purchase the assets of the Issuer pursuant to clause (ii) above is conditioned upon the Pool Balance as of the Final Scheduled Payment Date being less than ten percent of the aggregate of the Cut-Off Date Asset Balances of the Mortgage Loans. If such right is exercised by the Master Servicer, the Master Servicer shall deposit the amount calculated pursuant to clause (ii) above with the Indenture Trustee pursuant to Section 4.10 of the Indenture and, upon the receipt of such deposit, the Indenture Trustee or relevant Custodian shall release to the Master Servicer, the files pertaining to the Mortgage Loans being purchased.

     The Master Servicer, at its expense, shall prepare and deliver to the Indenture Trustee and the Owner Trustee for execution, at the time the Mortgage Loans are to be released to the Master Servicer, appropriate documents assigning each such Mortgage Loan from the Indenture Trustee to the Master Servicer or the appropriate party.

     Section 8.09.  Certain Matters Affecting the Indenture Trustee.  For all
                    -----------------------------------------------
purposes of this Servicing Agreement, in the performance of any of its duties or in the exercise of any of its powers hereunder, the Indenture Trustee shall be subject to and entitled to the benefits of Article VI of the Indenture.

     Section 8.10.  Limitation of Liability of Owner Trustee.  Notwith
                    ----------------------------------------
standing anything contained herein to the contrary, this Agreement has been executed by ______________________ not in its individual capacity but solely in its capacity as Owner Trustee of the Issuer and in no event shall ______________________ in its individual capacity, or except as expressly provided in the Trust Agreement, as Owner Trustee of the Issuer, have any liability for the representations, warranties, covenants, agreements or other obligations of the Owner Trustee or the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer; provided,
                                                                --------
that this provision shall not diminish the Owner Trustee's obligations to take actions that it is expressly required to perform hereunder, provided, further that the Owner Trustee will remain liable for its own willful misconduct, negligence or bad faith. For all purposes of this Servicing Agreement, in the performance of its duties or obligations hereunder or in the performance of any duties or obligations of the Issuer hereunder, the Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Article VII of the Trust Agreement.

     Section 8.11.  Authority of the Administrator.  Each of the parties to
                    ------------------------------
this Agreement acknowledges that the Issuer and the Owner Trustee have each appointed the Administrator to act as its agent to perform the duties and obligations of the Issuer hereunder. Unless otherwise instructed by the Issuer or the Owner Trustee, copies of all notices, requests, demands and other documents to be delivered to the Issuer or the Owner Trustee pursuant to the terms hereof shall be delivered to the Administrator. Unless otherwise instructed by the Issuer or the Owner Trustee, all notices, requests, demands and other documents to be executed or delivered, and any action to be taken, by the Issuer or the Owner Trustee pursuant to the terms hereof may be executed, delivered and/or taken by the Administrator pursuant to the Administration Agreement.


     IN WITNESS WHEREOF, the Master Servicer, the Issuer and the Indenture Trustee have caused this Servicing Agreement to be duly executed by their respective officers all as of the day and year first above written.

                              ______________________,
                                as Master Servicer


                              By
                                ---------------------------------
                                Title:


                              ______________________ LOAN TRUST 199_-_,
                                as Issuer


                              By:  ______________________,
                                    not in its individual capacity
                                    but solely as Owner Trustee

                              By
                                ------------------------------------------
                                Title:


                              _________________________,
                                as Indenture Trustee


                              By_________________________________
                                Title:


                                  EXHIBIT A


                            MORTGAGE LOAN SCHEDULE

                                  EXHIBIT B
                         FORM OF REQUEST FOR RELEASE

DATE:

TO:

RE:       REQUEST FOR RELEASE OF DOCUMENTS

In connection with the administration of the pool of Mortgage Loans held by you for the referenced pool, we request the release of the Mortgage File described below.

Servicing Agreement Dated:
Series #:
Account #:
Pool #:


Loan #:
Borrower Name(s):
Reason for Document Request: (circle one)                  Mortgage Loan
Prepaid in Full
                                                Mortgage Loan Repurchased


"We hereby certify that all amounts received or to be received in connection with such payments which are required to be deposited have been or will be so deposited as provided in the Servicing Agreement."


_____________________________________
______________________
Authorized Signature

******************************************************************
TO CUSTODIAN/INDENTURE TRUSTEE: Please acknowledge this request, and check off documents being enclosed with a copy of this form. You should retain this form for your files in accordance with the terms of the Servicing Agreement.

     Enclosed Documents: (  ) Promissory Note
                         (  ) Primary Insurance Policy
                         (  ) Mortgage or Deed of Trust
                         (  ) Assignment(s) of Mortgage or
                               Deed of Trust
                         (  ) Title Insurance Policy
                         (  ) Other:  ___________________________


- --------------------------------
Name

- --------------------------------
Title

- --------------------------------
Date

                                  EXHIBIT C

         FORM OF LENDER CERTIFICATION FOR ASSIGNMENT OF MORTGAGE LOAN


                                   __________________, 19____

______________________

___________________



Attention:  ______________________ Loan Trust 199_-_

          Re:  ______________________ Loan Trust 199_-_
               ----------------------------------------

Ladies and Gentlemen:

     This letter is delivered to you in connection with the assignment by _________________ (the "Indenture Trustee") to ________________ (the
"Lender") of _______________ (the "Mortgage Loan") pursuant to Section 3.05(c) of the Servicing Agreement (the "Servicing Agreement"), dated as of _____________, 199_ between ______________________, as depositor (the
"Depositor"), ______________________ Loan Trust 199_-_, as issuer, and the
Indenture Trustee. All terms used herein and not otherwise defined shall have the meanings set forth in the Servicing Agreement. The Lender hereby certifies, represents and warrants to, and covenants with, the Master Servicer, ___________________ and the Indenture Trustee that:

          (i) the Mortgage Loan is secured by a Mortgaged Property located in a jurisdiction in which an assignment in lieu of satisfaction is required to preserve lien priority, minimize or avoid mortgage recording taxes or otherwise comply with, or facilitate a refinancing under, the laws of such jurisdiction;

         (ii) the substance of the assignment is, and is intended to be, a refinancing of such Mortgage Loan and the form of the transaction is solely to comply with, or facilitate the transaction under, such local laws;

        (iii) the Mortgage Loan following the proposed assignment will be modified to have a rate of interest no more than 0.25 percent below or above the rate of interest on such Mortgage Loan prior to such proposed assignment; and

         (iv) such assignment is at the request of the borrower under the related Mortgage Loan.

                              Very truly yours,




                              -------------------------
                              (Lender)

                              By:
                                 ----------------------
                              Name:
                                   --------------------
                              Title:
                                    -------------------